Exhibit 3.3

CERTIFICATE OF FORMATION

OF

ENTERGY GULF STATES RECONSTRUCTION FUNDING I, LLC

This Certificate of Formation of Entergy Gulf States Reconstruction Funding I, LLC (the "Company"), dated April 12, 2007 is being duly executed and filed by Entergy Gulf States, Inc., a Texas corporation, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Entergy Gulf States Reconstruction Funding I, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is: c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

ENTERGY GULF STATES, INC.
as an authorized person

By:/s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer